Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARATEK PHARMACEUTICALS, INC.

Paratek Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the" DGCL"), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Paratek Pharmaceuticals, Inc. This Corporation was originally incorporated as D-Novo Therapeutics, Inc. and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on February 27, 2001. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 30, 2014 under the name Transcept Pharmaceuticals, Inc. (the "Restated Certificate"). The Restated Certificate was amended on October 30, 2014.

SECOND: Paragraph A of Article IV of the Restated Certificate is hereby amended in its entirety to read as follows:

"The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, Two Hundred Million (200,000,000) shares of which shall be Common Stock and Five Million (5,000,000) shares of which shall be Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share."

THIRD: That, pursuant to resolution of the Corporation's board of directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

FOURTH: This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate to be signed by the authorized officer below as of the date hereof.

By:	/s/ William M. Haskel
Name:	William M. Haskel
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Signed:	June 10, 2021